As filed with the Securities and Exchange Commission on October 20, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
Registration Statement
Under
the Securities Act of 1933

Coronado Global Resources Inc.
(Exact name of registrant as specified in its charter)

Delaware	83-1780608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 33, Central Plaza One, 345 Queen Street
Brisbane, Queensland, Australia 4000
(Address of Principal Executive Offices) (Zip Code)

Coronado Global Resources Inc. 2018 Equity Incentive Plan
(Full title of the plan)

Richard Rose
Vice President, Chief Legal Officer and Secretary Coronado Global Resources Inc.
100 Bill Baker Way
Beckley, West Virginia 25801 (681) 207-7263
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, approved for issuance pursuant to the Coronado Global Resources Inc. 2018 Equity Incentive Plan	915,000	$5.31	(2)	$4,858,650.00	$530.08
Total	915,000			$4,858,650.00	$530.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, or the Securities Act, this registration statement on Form S-8, or the Registration Statement, also covers an indeterminate number of additional shares of common stock, par value $0.01 per share, or Common Stock, of Coronado Global Resources Inc., or the Registrant, that may be offered and issued under the Coronado Global Resources Inc. 2018 Equity Incentive Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on $5.31, with respect to shares reserved for future grant, which is the average of the high and low sale prices per share of the Common Stock (traded as 10 CHESS Depositary Interests, or CDIs) on the Australian Securities Exchange, or the ASX, as of a date (October 15, 2020) within 5 business days prior to filing this Registration Statement. The price of the Common Stock is calculated as the average of the high and low sale prices of the CDIs as reported on the ASX multiplied by 10 (to account for the 1:10 ratio of Common Stock to CDIs) and then multiplied by the spot exchange rate for that day.

Explanatory Note

The Registrant hereby files this Registration Statement on Form S-8 to register an additional 915,000 shares of Common Stock under the Coronado Global Resources Inc. 2018 Equity Incentive Plan, or the Employee Plan, for which a previously filed registration statement on Form S-8 relating to the Employee Plan and the Coronado Global Resources Inc. 2018 Non-Executive Director Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-236597) filed by the Registrant on February 24, 2020, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, or the Exchange Act. The following documents, filed with the Commission, are incorporated into this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K filed with the Commission on February 24, 2020;

(b)   the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on May 8, 2020 and August 10, 2020, respectively;

(c)   the Registrant’s Current Reports on Form 8-K, filed with the Commission on March 6, 2020, May 26, 2020 (item 8.01 only), May 27, 2020 (item 5.02 only, as amended by the Registrant’s Current Report on Form 8-K/A filed on July 7, 2020 (item 5.02 only)), June 23, 2020, June 25, 2020 and August 17, 2020; and

(d)   the description of the Registrant’s common stock set forth in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, which updated the description thereof set forth in Amendment No. 2 to the Registrant’s Registration Statement on Form 10/A filed with the SEC on June 28, 2019, and all subsequently filed amendments and reports updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s current reports on Form 8-K unless, and except to the extent, specified in such current reports. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Coronado Global Resources Inc. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.2	Amended and Restated Bylaws of Coronado Global Resources Inc. (incorporated herein by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.3	Stockholders Agreement, dated as of September 24, 2018, by and among Coronado Global Resources Inc., Coronado Coal LLC and other affiliated entities (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.4	Registration Rights and Sell-Down Agreement, dated as of September 24, 2018, by and among Coronado Global Resources Inc., Coronado Coal LLC and other affiliated entities (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.5	Coronado Global Resources Inc. 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.6	Coronado Global Resources Inc. 2018 Non-Executive Director Plan (incorporated herein by reference to Exhibit 10.5 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

5.1	Opinion of Jones Day

15.1	Acknowledgment Letter of Ernst & Young

23.1	Consent of KPMG LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

23.3	Consent of Marshall Miller & Associates, Inc.

24.1	Power of Attorney (included on signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beckley, State of West Virginia, on October 20, 2020.

CORONADO GLOBAL RESOURCES INC.

By:	/s/ Garold Spindler
Garold Spindler
Managing Director and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each of the undersigned directors and officers of the Registrant hereby constitutes and appoints each of Garold Spindler, Gerhard Ziems and Richard Rose with full power of substitution and resubstitution, as the true and lawful attorney-in-fact or attorneys-in-fact of the undersigned to sign this Registration Statement and any or all amendments, including post-effective amendments to this Registration Statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Garold Spindler	Managing Director and Chief Executive Officer (Principal Executive Officer)	October 20, 2020
Garold Spindler

/s/ Gerhard Ziems	Group Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 20, 2020
Gerhard Ziems

/s/ William Koeck	Director	October 20, 2020
William Koeck

/s/ Philip Christensen	Director	October 20, 2020
Philip Christensen

/s/ Greg Pritchard	Director	October 20, 2020
Greg Pritchard

/s/ Ernie Thrasher	Director	October 20, 2020
Ernie Thrasher

/s/ Laura Tyson	Director	October 20, 2020
Laura Tyson

/s/ Sir Michael Davis	Director	October 20, 2020
Sir Michael Davis